Exhibit 99.1
Home Solutions Delists from Nasdaq
January 4, 2008, Dallas, TX. — (Business Wire) — Home Solutions of America, Inc. (NASDAQ: HSOA; the “Company” or “Home Solutions”), a provider of restoration, construction and interior services to commercial and residential customers, announced that its Common Stock would be delisted from the Nasdaq Stock Market effective with the opening of trading on January 7, 2008. The Company has been advised that its shares are eligible for quotation on the Pink Sheets Electronic Quotation System. As a result, the Company expects that an over-the-counter market for its Common Stock will develop through quotation on the Pink Sheets. Information regarding the Pink Sheets Electronic Quotation System is available at HTTP://www.pinksheets.com.
The Company announced that it had withdrawn its appeal to remain listed on the Nasdaq National Market. On November 21, 2007, the Company announced it had received a Nasdaq Staff Determination indicating that its failure to timely file its Form 10-Q for the quarter ended September 30, 2007 with the Securities and Exchange Commission amounted to a failure to comply with a requirement under Nasdaq’s Marketplace Rule 4310(c)(14) for continued listing. The Company requested a hearing before a Nasdaq Listing Qualifications Panel to appeal the Staff Determination and such hearing had been scheduled for January 10, 2008.
On November 9, 2007, the Company filed, on Form 12b-25, a Notification of Late Filing of the Quarterly Report. On November 14, 2007, the Company announced that it would further delay the filing of the quarterly report past the extended filing deadline. The delay in filing is due to a previously announced ongoing audit committee investigation into related party transactions and other matters. In addition, on December 14, 2007, the Company announced that it and its auditors had concluded that the Company’s financial statements for the first two quarters of 2007 need to be restated and should no longer be relied upon. The Company is working diligently with the Audit Committee to complete the investigation and to file all required reports as soon as practicable.